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                                                               Exhibit (a)(1)(K)

                                [FORM OF AMENDED]
                       STOCK OPTION EXCHANGE ELECTION FORM

EMPLOYEE NAME:______________________________

         I have received the Offer to Exchange (the "Offer"), including the Transmittal Letter from Paul Folino, each dated January 21, 2004, sent to the employees of Emulex Corporation or one of its subsidiaries (the "Company") who hold options to purchase common stock of the Company with exercise prices between $30.04 and $109.03 per share. Terms not explicitly defined in this Stock Option Exchange Election Form (the "Election Form") will have the same definitions as used in the Offer.

         Pursuant to the terms of the Offer, I elect to have one or more eligible options held by me, as specified below, cancelled in exchange for a right to receive new options in accordance with specified exchange ratios as described in the Offer. I hereby agree that, unless I revoke my election on or before 11:59 p.m. Pacific Time on February 24, 2004 (the "Expiration Date") (or a later Expiration Date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, such surrendered eligible options will be cancelled in their entirety on the first business day following the Expiration Date. I understand I will have the right to receive new options to be granted, at the earliest, on August 26, 2004, subject to my continuous employment through such date.

         I acknowledge I will have no right to exercise all or any part of the eligible options I elect to exchange after I submit this Election Form (unless I submit a change to my election prior to the Expiration Date) and such eligible options I elect to exchange will be cancelled as of the Expiration Date.

         I further acknowledge and agree that, unless I have a separate written agreement governing my employment relationship or as otherwise expressly provided by applicable law, my employment with the Company remains "at-will" and can be terminated by me or the Company at any time, with or without cause or notice, and neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company. I represent I have full power and authority to execute and deliver this Election Form and the consent of no other party is required. I agree the Company has made no representations or warranties to me regarding the Offer or the future pricing of the Company's common stock and my participation in the Offer is at my own discretion. I agree the Company shall not be liable for any costs, taxes, losses or damages I may incur through my election to participate in the Offer.

INSTRUCTIONS

         In order to participate in the Offer, you will need to indicate your elections by selecting the "Exchange" or "Do Not Exchange" boxes below for your eligible options and filling out all other required information (marked with an asterisk *).

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         You may resubmit this Election Form to make election changes at any time prior to 11:59 p.m. Pacific Time on February 24, 2004 (or a later Expiration Date if the Company extends the Offer). If you are changing your previous elections, you will need to update your selection of eligible options below and fill out all other required information. You must initial and date all changes to a previously submitted Election Form. Your new Election Form will supercede any previously submitted Election Form(s) which will be considered replaced in full by the new Election Form. You will be bound by your last properly submitted Election Form received by 11:59 p.m. Pacific Time on February 24, 2004 (or a later Expiration Date if the Company extends the Offer).

*ELECTION FORM INFORMATION

[ ]      This is my initial Election Form.

[ ] This is a change to my previous Election Form. I understand this Election Form supersedes any prior Election Form(s) I may have submitted.

Previous Election Form submitted: [ ] Via personal delivery [ ] Via Interoffice mail [ ] Via facsimile

*ELIGIBLE OPTION INFORMATION

Option     Option       Option Grant    Shares to be    New Option Shares                       Do Not
Number   Grant Date        Price         Exchanged        to be Granted         Exchange        Exchange
------   ----------     ------------    ------------    -----------------       --------        --------
                                                                                  [ ]             [ ]
                                                                                  [ ]             [ ]
                                                                                  [ ]             [ ]
                                                                                  [ ]             [ ]
                                                                                  [ ]             [ ]
                                                                                  [ ]             [ ]

         We will be deemed to have accepted your eligible options for exchange at the time we give notice to you that your eligible options have been cancelled. Eligible options accepted for exchange will be cancelled on the first business day following the Expiration Date.

         If you need assistance with this Election Form, contact Kathy Cole via e-mail at kathy.cole@emulex.com or at (714) 885-3685.

         You may elect to exchange your eligible options by submitting the Election Form to Kathy Cole via personal delivery, interoffice mail or facsimile to (714) 641-0172. You will need to manually sign this Election Form where indicated below.

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DATA PRIVACY

         By submitting this Election Form, you consent to the collection, use and transfer, in electronic or other form, of my personal data by and among, as applicable, the Company, its affiliates or other parties engaged by the Company for purposes of assisting in administering the Company's stock option plans, for the exclusive purpose of implementing, administering and managing my participation in the Offer.

*ACKNOWLEDGEMENT

[ ] I acknowledge my election is voluntary. I also acknowledge I will be unable to change my previous election after the Expiration Date.

__________________________________________
Signature of Employee

__________________________________________
Print Name

__________________________________________
Date